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                                                                     EXHIBIT 2.1

                        COMMON STOCK PURCHASE AGREEMENT


        This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of October 30, 2000 by and between Beyond.com Corporation, a Delaware corporation (the "Company"), and Investwell Investments Limited (the "Purchaser").

        The parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

        Section 1.1. Certain Definitions.

                (a) "Average Daily Price" shall be the volume weighted average price (the "VWAP") of the Company's Common Stock on the Principal Market as reported by Bloomberg Financial L.P., or as reported by such third party as the parties shall mutually and reasonably agree (based on a trading day from 9:30 am EST to 4:00 pm EST) using the VAP function for each Trading Day during the Draw Down Pricing Period.

                (b) "Draw Down" shall have the meaning assigned to such term in
Section 6.1(a) hereof.

                (c) "Draw Down Pricing Period" shall mean a period of twenty-two
(22) consecutive Trading Days beginning on the date specified in the Draw Down Notice (as defined in Section 6.1(e) hereof); provided, however, that the Draw Down Pricing Period shall not begin before the day on which notice is received by the Purchaser.

                (d) "Effective Date" shall mean the date the Registration Statement of the Company covering the Shares being subscribed for hereby is declared effective.

                (e) "Investment Amount" shall have the meaning assigned to such term in Section 6.1(e) hereof.

                (f) "Material Adverse Effect" shall mean any adverse effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its material obligations under this Agreement or the Registration Rights Agreement.

                (g) "Principal Market" shall mean initially the Nasdaq National Market and shall include the American Stock Exchange, Nasdaq Small-Cap Market, the New



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York Stock Exchange if the Company is listed and trades on such market or exchange. Principal Market shall not include the OTC Bulletin Board without the written consent of the Purchaser.

                (h) "Purchase Price" shall mean with respect to Shares purchased during each applicable Draw Down Pricing Period (excluding Shares issued upon the exercise of Warrant) ninety-five percent (95%) (the "Purchase Price Percentage") of the Average Daily Price on the date in question.

                (i) "Registration Statement" shall mean the registration statement under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission for the registration of the Shares pursuant to the Registration Rights Agreement attached hereto as Exhibit A (the "Registration Rights Agreement).

                (j) "SEC Documents" shall mean the Company's latest Form 10-K or 10-KSB as of the time in question, all Forms 10-Q or 10-QSB and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

                (k) "Settlement Period" shall have the meaning assigned to such term in Section 6.1(b).

                (l) "Shares" shall mean, collectively, the shares of Common Stock of the Company being subscribed for hereunder and those shares of Common Stock issuable to the Purchaser upon exercise of the Warrant.

                (m) "Threshold Price" is the price per share designated by the Company as the lowest Average Daily Price during any Draw Down Pricing Period at which the Company will sell its Common Stock with respect to this Agreement.

                (n) "Trading Day" shall mean any day on which the Principal Market is open for business.

                (p) "Warrant" shall have the meaning assigned to such term in
Section 5.2(f) hereof.



                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

        Section 2.1. Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company may issue and sell to the Purchaser and the Purchaser shall purchase from the Company up to forty million dollars ($40,000,000) (the "Commitment Amount") of the Company's shares of Common Stock, $0.001 par value per share (the



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"Common Stock"), and the Warrant, based on Draw Downs of up to five million dollars ($5,000,000.00) per Draw Down.

        Section 2.2. The Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs requested under this Agreement. Anything in this Agreement to the contrary notwithstanding, (i) at no time will the Company request a Draw Down which would result in the issuance of an aggregate number of shares of Common Stock pursuant to this Agreement which exceeds 19.9% of the number of shares of Common Stock issued and outstanding on the Initial Closing Date without obtaining stockholder approval of such excess issuance, and (ii) the Company may not make a Draw Down to the extent that, after such purchase by the Purchaser, the sum of the number of shares of Common Stock beneficially owned by the Purchaser and its affiliates would result in beneficial ownership by the Purchaser and its affiliates of more than 9.9% of the then outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

        Section 2.3. Purchase Price and Initial Closing. The Company agrees to issue and sell to the Purchaser and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser agrees to purchase that number of the Shares to be issued in connection with each Draw Down. The delivery of executed documents under this Agreement and the other agreements referred to herein, which constitute an irrevocable commitment on the part of the Purchaser to purchase up to the Commitment Amount, subject to the limitations set forth herein, and the payment of the fees set forth in Article II of the Escrow Agreement, attached as Exhibit B hereto (the "Initial Closing") shall take place at the offices of Epstein Becker & Green, P.C., 250 Park Avenue, New York, New York 10177 within fifteen (15) days from the date hereof, or such other time and place or on such date as the Purchaser and the Company may agree upon (the "Initial Closing Date"). Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Initial Closing.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

        Section 3.1. Representation and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

                (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company does not have any subsidiaries and does not own more than fifty percent (50%) of or control any other business



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entity except as set forth in the SEC Documents. The Company is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect on the Company's financial condition.

                (b) Authorization, Enforcement. (i) The Company has the requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement and to issue the Draw Down Shares pursuant to their respective terms,
(ii) the execution, issuance and delivery of this Agreement, the Registration Rights Agreement and the Escrow Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) this Agreement, the Registration Rights Agreement and the Escrow Agreement have been duly executed and delivered by the Company and at the Initial Closing shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company has duly and validly authorized and reserved for issuance shares of Common Stock sufficient in number for the issuance of the Draw Down Shares.

                (c) Capitalization. The authorized capital stock of the Company consists of (i) 120,000,000 shares of Common Stock of which 39,104,698 shares are issued and outstanding and (ii) 15,000,000 shares of preferred stock, of which none are issued and outstanding. All of the outstanding shares of the Company's Common Stock have been duly and validly authorized and are fully paid and non-assessable, except as set forth in the SEC Documents. Except as set forth in this Agreement and the Registration Rights Agreement and as set forth in the SEC Documents, or on Schedule 3.1(c) hereto, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement and as set forth in the SEC Documents or on Schedule 3.1(c), there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except as set forth in
Schedule 3.1(c), the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. Except as set forth in Schedule 3.1(c), the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in the SEC Documents or on Schedule 3.1(c) hereto, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Initial Closing complied with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect on the Company's financial condition or operating results. The Company has made available to



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the Purchaser true and correct copies of the Company's amended and restated
certificate of incorporation as in effect on the date hereof (the "Restated Certificate"), and the Company's bylaws as in effect on the date hereof (the "Bylaws"). Except as set forth on Schedule 3.1(c), the Company has not received any notice from the Principal Market questioning or threatening the continued inclusion of the Common Stock on such market in the past twelve (12) months.

                (d) Issuance of Shares. The Shares to be issued under this Agreement have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

                (e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not and will not (i) violate any provision of the Company's Restated Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or other foreign statute, rule, regulation, order, judgment or decree (including any federal or state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under any federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Securities and Exchange Commission (the "SEC") or state securities administrators subsequent to the Initial Closing and any registration statement which may be filed pursuant hereto); provided that, for the purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

                (f) SEC Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act, and, except as disclosed in the SEC Documents or on Schedule 3.1(f) hereto, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to



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Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). The Company has delivered or made available to the Purchaser true and complete copies of the SEC Documents filed with the SEC since December 31, 1998. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such documents, and, as of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                (g) Subsidiaries. The SEC Documents or Schedule 3.1(g) hereto sets forth each subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. All of the outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any subsidiary for the purchase or acquisition of any shares of capital stock of any subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Neither the Company nor any subsidiary is a party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any subsidiary.

                (h) No Material Adverse Effect. Since June 30, 2000 no Material Adverse Effect has occurred or exists with respect to the Company, except as disclosed in the SEC Documents or on Schedule 3.1(h) hereof.



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                (i) No Undisclosed Liabilities. Except as disclosed in the SEC
Documents or on Schedule 3.1(i) hereto, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP which are not disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since such date and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its subsidiaries.

                (j) No Undisclosed Events or Circumstances. Since June 30, 2000, to the Company's knowledge, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents.

                (k) Indebtedness. The SEC Documents and/or Schedule 3.1(k) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (A) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (B) all guaranties, endorsements and contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (C) the present value of any lease payments in excess of $250,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any of its subsidiaries is materially in default with respect to any Indebtedness.

                (l) Title to Assets. Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the SEC Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the SEC Documents or on Schedule 3.1(1) hereto or such that do not cause a Material Adverse Effect on the Company's financial condition or operating results. All said leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect.

                (m) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the Company's knowledge, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the SEC Documents or on
Schedule 3.1(m) hereto, there is no action, suit, claim, investigation or proceeding pending or, to the Company's knowledge, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets. There are no outstanding



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orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any subsidiary.

                (n) Compliance with Law. The business of the Company and the subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the SEC Documents or on Schedule 3.1(n) hereto or such that do not cause a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective businesses as now being conducted by them unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                (o) Taxes. The Company and each subsidiary has filed all Tax Returns which it is required to file under applicable laws; all such Tax Returns are true and accurate and have been prepared in compliance with all applicable laws; the Company has paid all Taxes due and owing by it or any subsidiary (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since December 31, 1999, the charges, accruals and reserves for Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

        No claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company or any subsidiary is or may be subject to taxation by that jurisdiction. There are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company or any subsidiary; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company or any subsidiary from any foreign, federal, state or local taxing authority. There are no material unresolved questions or claims concerning the Company's Tax liability. The Company (A) has not executed or entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code or any predecessor provision thereof or any similar provision of state, local or foreign law; and (B) has not agreed to or is required to make any adjustments pursuant to Section 481 (a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.



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        The Company has not made an election under Section 341(f) of the
Internal Revenue Code. The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under (A) Treas. Reg. Section 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise. The Company is not a party to any tax sharing agreement. The Company has not made any payments, is not obligated to make payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Internal Revenue Code.

        For purposes of this Section 3.1(o):

        "IRS" means the United States Internal Revenue Service.

        "Tax" or "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

        "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

                (p) Certain Fees. Except as set forth on Schedule 3.1(p) hereto, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

                (q) Disclosure. To the Company's knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

                (r) Operation of Business. The Company and each of the subsidiaries owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the SEC Documents or on Schedule 3.1(r) hereto, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others, except where such conflict does not have a Material Adverse Effect.

                (s) Regulatory Compliance. The Company has all necessary licenses, registrations and permits to conduct its business as now being conducted in all states where the Company conducts its business, except where failure to obtain such licenses, registrations and permits do not have a Material Adverse Effect.

                (t) Books and Records. The records and documents of the Company and its subsidiaries accurately reflect in all material respects the information relating to the



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business of the Company and the subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any subsidiary.

                (u) Material Agreements. Except as set forth in the SEC Documents, or on Schedule 3.1(u) hereto, neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC as an exhibit to a registration statement on Form S-1 or other applicable form (collectively, "Material Agreements") if the Company or any subsidiary were registering securities under the Securities Act of 1933, as amended (the "Securities Act"). Except as set forth in Schedule 3.1(u), the Company and each of its subsidiaries have in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, to the Company's knowledge are not in default under any Material Agreement now in effect, the result of which could cause a Material Adverse Effect. No written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company or of any subsidiary limits or shall limit the payment of dividends on the Company's Common Stock.

                (v) Transactions with Affiliates. Except as set forth in the SEC Documents and/or on Schedule 3.1(v) hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $100,000 between (A) the Company, any subsidiary or any of their respective customers or suppliers on the one hand, and (B) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or any person owning any capital stock of the Company or any subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

                (w) Securities Laws. The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person (other than the Purchaser), so as to bring the issuance and sale of the Shares and/or the Warrant under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

                (x) Employees. Neither the Company nor any of its subsidiaries has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the SEC Documents and/or on Schedule 3.1(x) hereto. Except as set forth in the SEC Documents and/or on Schedule 3.1(x) hereto, neither the Company nor any subsidiary is in breach of any employment contract, agreement regarding proprietary information,



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noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such subsidiary. Since the date of the Form 10-Q for the fiscal quarter ended June 30, 2000, no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

                (y) Absence of Certain Developments. Except as provided in SEC Documents or in Schedule 3.1(y) hereto, since June 30, 2000, neither the Company nor any subsidiary has:


                        (i) issued any stock, bonds or other corporate
                securities or any rights, options or warrants with respect thereto;

                        (ii) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's or such subsidiary's business;

                        (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

                        (iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

                        (v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

                        (vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchaser or its representatives;

                        (vii) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

                        (viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

                        (ix) made capital expenditures or commitments therefor that aggregate in excess of $1,250,000;

                        (x) entered into any other material transaction, whether or not in the ordinary course of business;

                        (xi) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

                        (xii) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

                        (xiii) effected any two or more events of the foregoing kind which in the aggregate would be material to the Company or its subsidiaries.

                (z) Governmental Approvals. Except as set forth in the SEC Documents and/or on Schedule 3.1(z) hereto, and except for the filing of any notice prior or subsequent to the Initial Closing that may be required under applicable federal or state securities laws (which if required, shall be filed on a timely basis), including the filing of a registration statement or statements pursuant to this Agreement, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Shares, or for the performance by the Company of its obligations under this Agreement.

                (aa) Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company and its subsidiaries for general corporate purposes.

                (bb) Acknowledgment Regarding Purchaser's Purchase of Shares. The Company acknowledges and agrees that Purchaser is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Purchaser's purchase of the Shares. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its own representatives and counsel.

        Section 3.2. Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the
Company:

                (a) Organization and Standing of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

                (b) Authorization Enforcement. (i) The Purchaser has the requisite corporate power and corporate authority to enter into and perform this Agreement and to purchase the Shares being sold to it hereunder and to enter into and perform the Registration Rights Agreement and the Escrow Agreement,
(ii) the execution, issuance and delivery of this Agreement, the Registration Rights Agreement and the Escrow Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Purchaser or its Board of Directors or stockholders is required, and (iii) this Agreement, the Registration Rights Agreement and the Escrow Agreement have been duly executed and delivered by the Purchaser and at the Initial Closing shall constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

                (c) No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated herein do not and will not (i) result in a violation of the Purchaser's charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligations to which the Purchaser is a party, or (iii) result in a violation of any federal, state, local or other foreign statute, rule, regulation, order, judgment or decree (including any federal or state securities laws and regulations) applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect on the Purchaser. The Purchaser is not required under any federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

                (d) Financial Risks. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Purchaser is capable of evaluating the risks and merits of an investment in the Shares by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Purchaser is capable of bearing the entire loss of its investment in the Shares.

                (e) Accredited Investor. The Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

                (f) Compliance With Law. The Purchaser's trading and distribution activities with respect to the Shares will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the Principal Market.

                (g) General. The Purchaser understands that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the suitability of the Purchaser to acquire the Shares.



                                   ARTICLE IV

                                    COVENANTS

        The Company covenants with the Purchaser as follows:

        Section 4.1. Securities Compliance.

        If applicable, the Company shall notify the NASD, in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares and the Warrant to the Purchaser or subsequent holders.

        Section 4.2. Registration and Listing. The Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all reasonable action necessary to continue the listing or trading of its Common Stock on the Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and the Principal Market and shall provide the Purchasers with copies of any correspondence to or from such Principal Market which questions or threatens delisting of the Common Stock, within three (3) Trading Days of the Company's receipt thereof, until the Purchasers have disposed of all of their Registrable Securities.

        Section 4.3. Escrow Arrangement. The Company and the Purchaser shall enter into an escrow arrangement with Epstein Becker & Green, P.C. (the "Escrow Agent") in the form of Exhibit B hereto respecting payment against delivery of the Shares.

        Section 4.4. Registration Rights Agreement. The Company shall cause to be filed the Registration Statement pursuant to the Registration Rights Agreement, entered into between the Company and the Purchaser, in the form of Exhibit A hereto. Before the Purchaser shall be obligated to accept a Draw Down request from the Company, the Company shall have caused a sufficient number of shares of Common Stock to be registered to cover the Shares to be issued in connection with such Draw Down.

        Section 4.5. Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

        Section 4.6. Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

        Section 4.7. Amendments. The Company shall not amend or waive any provision of the Articles or Bylaws of the Company in any way that would adversely affect the dividend rights or voting rights of the holders of the Shares without the express written consent of the Purchaser.

        Section 4.8. Other Agreements. The Company shall not enter into any agreement the terms of which such agreement would restrict or impair the ability of the Company or any subsidiary to perform under this Agreement.

        Section 4.9. Notice of Certain Events Affecting Registration; Suspension of Right to Request a Draw Down. The Company promptly will notify the Purchaser of the occurrence of any of the following events in respect of the Registration Statement or related prospectus in respect of the Shares: (i) receipt of any request for additional information from the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement the response to which would require any amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate. The Company will promptly make available to the Purchaser any such supplement or amendment to the related prospectus. The Company shall not deliver to the Purchaser any Draw Down Notice during the continuation of any of the foregoing events.

        Section 4.10. Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a "Consolidation Event") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument or by operation of law the obligation to deliver to the Purchaser such shares of stock and/or securities as the Purchaser is entitled to receive pursuant to this Agreement.

        Section 4.11. Limitation on Future Financing. The Company agrees that, except as set forth below, it will not enter into any sale of its securities for cash at a discount to the then current market price until the earlier of: (i) 12 months from the Effective Date (or 24 months from the Effective Date if the Company exercises its option to extend the term of this Agreement pursuant to
Section 7.1), or (ii) sixty (60) days after the entire $40,000,000 of Common Stock has been purchased by the Purchaser, or (iii) sixty (60) days after this Agreement is terminated pursuant to this Article VII. The foregoing shall not prevent or limit the Company from engaging in any sale of securities (i) in a registered public offering by the Company which is underwritten by one or more established investment banks (not including an equity line type of financing),
(ii) in one or more private placements where the purchasers do not have registration rights, (iii) in one or more private placements where the purchasers do have registration rights provided that the sale of securities is not at a discount to the then current market price, (iv) pursuant to any presently existing or future employee benefit plan which plan has been or is approved by the Company's board of directors, (v) pursuant to any compensatory plan for a full-time employee or key consultant, (vi) in connection with a strategic partnership or other similar business transaction, the principal purpose of which is not simply to raise money, (vii) in one or more private placement with registration rights, provided that for each such private placement, the Company has drawn down the maximum amount allowed pursuant to the terms of this Agreement during the three (3) consecutive months immediately prior to the month during which any such financing is entered into, (viii) in one or more private placements with registration rights, provided that such registration rights do not take effect until after this Agreement is terminated, or (ix) to which Purchaser gives its written approval. Further, in the event that the Company has agreed with a third party on the principal terms of a transaction under (ii), (vii), (viii) or (ix) above, the Company shall provide written notice of such terms to the Purchaser. The Company and the Purchaser shall negotiate in good faith to permit the Purchaser to provide such financing in the place of such third party. However, in the event that the Purchaser does not exercise its right to participate in such financing in writing within seven
(7) Trading Days of the Purchaser's receipt of notice of the proposed terms of such financing, or if the Company and the Purchaser have not executed the agreement(s) providing for such financing within five (5) Trading Days of the Purchaser's delivery of notice to Company that the Purchaser intends to provide such financing, then the Company shall have the right to enter into such financing transaction with such third party.

        The Purchaser covenants with the Company as follows:


        Section 4.12. No Short Sales. The Purchaser and its affiliates shall not engage in short sales of the Company's Common Stock (as defined in applicable SEC and NASD rules) during the term of this Agreement.

        Section 4.13. Escrow Arrangement. The Purchaser and the Company shall enter into an escrow arrangement with Epstein Becker & Green, P.C. (the "Escrow Agent") in the form of Exhibit B hereto respecting payment against delivery of the Shares.

        Section 4.14. Registration Rights Agreement. The Purchaser and the Company shall enter into the Registration Rights Agreement in the form of Exhibit A attached hereto.

        Section 4.15. Compliance with Laws. The Purchaser shall comply with all applicable laws, rules, regulations and orders, noncompliance with which could restrict or impair the ability of the Purchaser to perform under this Agreement.

        Section 4.16. Other Agreements. The Purchaser shall not enter into any agreement the terms of which such agreement would restrict or impair the ability of the Purchaser to perform under this Agreement.



                                    ARTICLE V

                  CONDITIONS TO INITIAL CLOSING AND DRAW DOWNS

        Section 5.1. Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to perform its obligations under this Agreement and to issue and sell the Shares to the Purchaser is subject to the satisfaction or waiver, at or before the Initial Closing, and as of each Settlement Date of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Initial Closing and as of each Settlement Date as though made at that time, except for representations and warranties that speak as of a particular date.

                (b) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Initial Closing and as of each Settlement Date.

                (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                (d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Purchaser or the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

        Section 5.2. Conditions Precedent to the Obligation of the Purchaser to Close. The obligation hereunder of the Purchaser to perform its obligations under this Agreement and to purchase the Shares is subject to the satisfaction or waiver, at or before the Initial Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

                (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Initial Closing as though made at that time (except for representations and warranties that speak as of a particular date).

                (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Initial Closing.

                (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                (d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Purchaser or the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

                (e) Opinion of Counsel, Etc. At the Initial Closing, the Purchaser shall have received an opinion of counsel to the Company, dated the date of the Initial Closing, in the form of Exhibit C hereto, and such other certificates as the Purchaser deems necessary.

                (f) Warrant. In lieu of a minimum Draw Down commitment by the Company, the Purchaser shall receive at the Initial Closing, a warrant certificate to purchase up to 300,000 shares of Common Stock (the "Warrant"). The Warrant shall have a term from its date of issuance of three (3) years. The exercise price of the Warrant shall equal 125% of the closing bid price on the Trading Day immediately prior to the Initial Closing Date. The Shares underlying the Warrant will be registered in the Registration Statement referred to in Section 4.3 hereof. The Warrant shall be in the form of Exhibit E hereto.

        Section 5.3. Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down request and to acquire and pay for the Shares is subject to the satisfaction at or before each Settlement Date, of each of the conditions set forth below.

                (a) Satisfaction of Conditions to Initial Closing. The Company shall have satisfied, or the Purchaser shall have waived at the Initial Closing, the conditions set forth in Section 5.2 hereof.

                (b) Effective Registration Statement. The Registration Statement registering the Shares shall have been declared effective by the SEC and shall remain effective on each Settlement Date.

                (c) No Suspension. Trading in the Company's Common Stock shall not have been suspended by the SEC or the Principal Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the delivery of each Draw Down Notice), and, at any time prior to such Draw Down Notice, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported on the Principal Market unless the general suspension or limitation shall have been terminated prior to the delivery of such Draw Down Notice.

                (d) Material Adverse Effect. No Material Adverse Effect and no Consolidation Event where the successor entity has not agreed to perform the Company's obligations shall have occurred.

                (e) Opinion of Counsel. On the initial Settlement Date and, if reasonably requested by the Purchaser, on any subsequent Settlement Date, the Purchaser shall have received a "down-to-date" letter from the Company's counsel, confirming that there is no change from the counsel's previously delivered opinion, or else specifying with particularity the reason for any change and an opinion as to the additional items specified in Exhibit C hereto.

                (f) Future Financing. The Company shall have not completed any financing prohibited by Section 4.11 unless, prior to the Company delivering the first Draw Down Notice after any such financing, the Company pays the Purchaser the sum of $100,000 as liquidated damages.

                                   ARTICLE VI

                                 DRAW DOWN TERMS

        Section 6.1. Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

                (a) The Company, may, in its sole discretion, issue and exercise a draw down (a "Draw Down") during each Draw Down Pricing Period, which Draw Down the Purchaser will be obligated to accept for a period of 12 months commencing immediately after the Effective Date (unless extended pursuant to Section 7.1).

                (b) Only one Draw Down shall be allowed in each Draw Down Pricing Period. The number of shares of Common Stock purchased by the Purchaser with respect to each Draw Down shall be determined as set forth in Section 6.1(d) herein and settled on, (i) as to the 1st through the 11th Trading Days after a Draw Down Pricing Period commences (the "First Settlement Period"), on the 13th Trading Day after a Draw Down Pricing Period commences and (ii) as to the 12th through the 22nd Trading Days after a Draw Down Pricing Period commences (the "Second Settlement Period"), the 24th Trading Day after a Draw Down Pricing Period. (each, a "Settlement Date" and the First and Second Settlement Periods collectively referred to as "Settlement Periods"). In connection with each Draw Down Pricing Period, the Company may set the Threshold Price. If the Average Daily Price on any day within the Draw Down Pricing Period is less than the Threshold Price, the Company shall not sell and the Purchaser shall not be obligated to purchase the Shares otherwise to be purchased for such day, except that, the Company may, in its discretion, choose to sell and the Purchaser shall be obligated to purchase the Shares otherwise not purchased on such below threshold price day at the Average Daily Price, provided that the Company notifies Purchaser that it will sell such Shares prior to 9:30 am EST on such Trading Day.

                (c) The minimum Investment Amount shall be $100,000 and the maximum Investment Amount shall be $5,000,000; provided, however, that the maximum Investment Amount during any Draw Down Pricing Period shall be limited pursuant to the following formula: 4.5% of the volume weighted average price for the Common Stock for the three (3) month period immediately prior to the Commencement Date (defined below) multiplied by the total trading volume in respect of the Common Stock for the three (3) month period immediately prior to the Commencement Date.

                (d) The number of Shares to be issued on each Settlement Date shall be equal to the sum of the quotients (for each Trading Day within the Settlement Period) of (x) 1/22nd of the Investment Amount and (y) the Purchase Price on each Trading Day within the Settlement Period, subject to the following adjustments:

                     (i) if the Average Daily Price on a given Trading Day is less than the Threshold Price, then the Investment Amount will be reduced by 1/22nd and that day shall be withdrawn from the Settlement Period; and

                        (ii) trading of the Common Stock on the Principal Market is suspended for more than three (3) hours, in the aggregate, on any Trading Day during the Settlement Period, the Investment Amount shall be reduced by 1/22nd and that day shall be withdrawn from the applicable Settlement Period.

                (e) The Company must inform the Purchaser by delivering a draw down notice, in the form of Exhibit D hereto (the "Draw Down Notice"), via facsimile transmission in accordance with Section 9.4 as to the amount of the Draw Down (the "Investment Amount") that the Company wishes to exercise before the first day of the Draw Down Pricing Period (the "Commencement Date"). If the Commencement Date is to be the date of the Draw Down Notice, the Draw Down Notice must be delivered to and receipt confirmed by the Purchaser at least one hour before trading commences on such date. At no time shall the Purchaser be required to purchase more than the maximum Draw Down amount for a given Draw Down Pricing Period; if the Company chooses not to exercise the maximum permitted Draw Down in a given Draw Down Pricing Period, then the Purchaser shall not be obligated to and shall not purchase more than the scheduled maximum amount in a subsequent Draw Down Pricing Period.

                (f) On or before each Settlement Date, the Shares purchased by the Purchaser shall be electronically delivered to The Depository Trust Company ("DTC") on the Purchaser's behalf. Upon the Company electronically delivering whole shares of Common Stock to the Purchaser or its designees via DWAC by 1:00 pm EST, the Purchaser shall wire transfer immediately available funds to the Company's designated account on such day. Upon the Company electronically delivering whole shares of Common Stock to the Purchaser or its designees via DWAC after 1:00 pm EST, the Purchaser shall wire transfer next day available funds to the Company's designated account on such day. In the event the Purchaser elects to use the Escrow Agent, the Shares shall be credited by the Company to the DTC account designated by the Purchaser upon receipt by the Escrow Agent of payment for the Draw Down into the Escrow Agent's trust account as provided in the Escrow Agreement. The Escrow Agent shall be directed to pay the purchase price to the Company, net of Seven Hundred Fifty Dollars ($750) per Settlement Period as escrow expenses to the Escrow Agent and any brokerage or placement agent fees as set forth in the Escrow Agreement. The delivery of the Shares into the Purchaser's DTC account in exchange for payment therefor shall be referred to herein as "Settlement".


                                   ARTICLE VII

                                   TERMINATION

        Section 7.1. Termination. The term of this Agreement shall be twelve
(12) months from the Effective Date (the "Initial Termination Date"), except that, at the election of the Company, the term of this Agreement may be extended for an additional twelve (12) months, provided that the Company notifies the Purchaser in writing at least sixty (60) days prior to the Initial Termination Date that it elects to extend the term of this Agreement an additional twelve
(12) months.

        Section 7.2. Other Termination.

                (a) The Purchaser may terminate this Agreement upon one (1) Trading Day's notice if the Company files for protection from creditors under any applicable law.

                (b) The Company may terminate this Agreement upon one (1) Trading Day's notice if the Purchaser shall fail to fund more than one properly noticed Draw Down within three (3) Trading Days of a Settlement Date. In the event that this Agreement is terminated pursuant to this Section 7.2(b) (the "Section 7.2(b) Termination"), the Purchaser shall return the Warrant to the Company for cancellation. To the extent that the Purchaser has purchased a portion of the Commitment Amount at the time of the Section 7.2(b) Termination, the Company shall issue a new warrant to the Purchaser, which new warrant shall permit the Purchaser to purchase, pursuant to the same terms and conditions as the Warrant, a number of Shares (the "New Warrant Shares") equal to 270,000 times a fraction, the numerator of which shall be the value of the Shares purchased by the Purchaser pursuant to this Agreement prior to the date of the
Section 7.2(b) Termination, and the denominator of which shall be 40,000,000. At the time of such Section 7.2(b) Termination:

                        (i) if the Warrant has been exercised in full, or if the number of Shares issued pursuant to the partial exercise(s) of the Warrant (or any new warrants) exceeds the number of New Warrant Shares that Purchaser would have been entitled to receive under the new warrant described above, then the Purchaser shall not be entitled to receive such new warrant; or

                        (ii) if the number of Shares issued pursuant to the partial exercise(s) of the Warrant (or any new warrants) is less than the number of New Warrant Shares that Purchaser would have been entitled to receive under the new warrant described above, then the number of New Warrant Shares issuable pursuant to the new warrant shall be reduced by the number of Shares received from the partial exercise(s) of the Warrant (or any new warrants). Upon a
Section 7.2(b) Termination, the Company shall maintain the Registration Statement in effect for such reasonable period, not to exceed forty-five (45) Trading Days, as the Purchaser may request in order to dispose of any remaining Shares.

        Section 7.3. Effect of Termination. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 7.1 or 7.2 herein, this Agreement shall become void and of no further force and effect, except for Sections 9.1 and 9.2, and
Article VIII herein. Nothing in this Section 7.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

        Section 8.1. General Indemnity. The Company agrees to indemnify and hold harmless the Purchaser (and its directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by the Purchaser as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. The Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by the Company as result of any inaccuracy in or breach of the representations, warranties or covenants made by the Purchaser herein. Notwithstanding anything to the contrary herein, the Purchaser shall be liable under this Section 8.1 any amount in excess of the net proceeds to the Purchaser as a result of the sale of Shares pursuant to the Registration Statement.

        Section 8.2. Indemnification Procedure. Any party entitled to indemnification under this Article VIII (an "Indemnified Party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VIII except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of counsel to the Indemnified Party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the indemnifying party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the indemnifying party in connection with any settlement negotiations or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party, which relates to such action or claim. The indemnifying party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VIII to the contrary, the indemnifying party shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnification required by this Article VIII shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, within ten (10) Trading Days of written notice thereof to the indemnifying party so long as the Indemnified Party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to.


                                   ARTICLE IX

                                  MISCELLANEOUS

        Section 9.1. Fees and Expenses. The Company shall pay all fees and expenses related to the Draw Downs contemplated by this Agreement. In addition, the Company shall pay all reasonable fees and expenses incurred by the Purchaser in connection with any subsequent amendments, modifications or waivers of this Agreement, the Escrow Agreement or the Registration Rights Agreement or incurred in connection with the enforcement of this Agreement, the Escrow Agreement and the Registration Rights Agreement, including, without limitation, all reasonable attorneys fees and expenses. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto. The Purchaser shall pay all reasonable fees and expenses incurred by the Company in connection with the enforcement of this Agreement, the Escrow Agreement and the Registration Rights Agreement, including without limitation all reasonable attorneys fees and expenses.

        Section 9.2. Specific Enforcement. The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

        Section 9.3. Entire Agreement; Amendment. This Agreement, together with the Registration Rights Agreement and the Escrow Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representations, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought and no condition to closing any Draw Down in favor of the Purchaser may be waived by the Purchaser.

        Section 9.4. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to be received (a) upon hand delivery or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:                  3200  Patrick Henry Drive
                                    Santa Clara, CA 95054
                                    Attn: Ronald Smith
                                    Tel:  (408) 855-3000
                                    Fax:  (408) 327-6406

With copies to:                     Morrison & Foerster LLP
notice):                            755 Page Mill Road
                                    Palo Alto, CA  94304-1018
                                    Tel:  (650) 813-5600
                                    Fax:  (650) 494-0792
                                    Attn:  Richard Scudellari


If to Purchaser:                    c/o Michon de Reya Solicitors
                                    21 Southhampton Row
                                    London WC1B5HS England
                                    Attn:  Kevin Gold
                                    Fax:  011-441-171-4045982

with copies to:                     Epstein Becker & Green P.C.
                                    250 Park Avenue
                                    New York, New York  10177-1211
                                    Telephone:  (212) 351-3771
                                    Fax:  (212) 661-0989
                                    Attn:  Robert F. Charron

        Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto in accordance herewith.

        Section 9.5. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

        Section 9.6. Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

        Section 9.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may not amend or assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company and the Purchaser.

        Section 9.8. No Third Party Beneficiaries.This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

        Section 9.9. Governing Law/Arbitration.This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. Any dispute under this Agreement or any Exhibit attached hereto shall be submitted to arbitration under the American Arbitration Association (the "AAA") in New York City, New York, and shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter referred to as the "Board of Arbitration") selected as according to the rules governing the AAA. The Board of Arbitration shall meet on consecutive business days in New York City, New York, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the losing party is required to pay to the other party in respect of a claim filed. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow the laws of the State of New York. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to all parties involved in the dispute. The Board of Arbitration shall be authorized and is directed to enter a default judgment against any party refusing to participate in the arbitration proceeding within thirty days of any deadline for such participation. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the parties to the dispute, and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The prevailing party shall be awarded its costs, including attorneys' fees, from the non-prevailing party as part of the arbitration award. Any party shall have the right to seek injunctive relief from any court of competent jurisdiction in any case where such relief is available, including the Company's right to seek specific performance of the Purchaser's obligation to purchase the Commitment Amount of Common Stock pursuant to this Agreement. The prevailing party in such injunctive action shall be awarded its costs, including attorney's fees, from the non-prevailing party.

        Section 9.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

        Section 9.11. Publicity. Prior to the Initial Closing, neither the Company nor the Purchaser shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement. After the Initial Closing, the Company may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided, however, that prior to issuing any such press release, making any such public statement or announcement, the Company obtains the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

        Section 9.12. Severability The provisions of this Agreement are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely effect the economic rights of either party hereto.

        Section 9.13. Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

        Section 9.14. Effectiveness of Agreement. This Agreement shall become effective only upon satisfaction of the conditions precedent to the Initial Closing set forth in Article I of the Escrow Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorize officer as of this 30th day of October, 2000.

                                                BEYOND.COM CORPORATION



                                                By: /s/ RONALD S. SMITH
                                                   -----------------------------
                                                   Ronald Smith, President & CEO


                                                INVESTWELL INVESTMENTS LIMITED



                                                By: /s/ HANS GLASSNER
                                                   -----------------------------
                                                   Name:  Hans Glassner
                                                   Title: Director